Exhibit 99.09

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FOURTH QUARTER NET INCOME OF $188.8 MILLION, UP 19%

Fourth Quarter Net Income Per Diluted Share of $1.69, up 17%,

Fourth Quarter Credit Enhancement Production(1) $344.2 million, down 20%

NEW YORK, January 26, 2005—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2004 net income of $188.8 million, or $1.69 per diluted share. This represents a 19% increase from fourth quarter 2003 net income of $158.8 million, and a 17% increase in net income per diluted share from $1.44 per diluted share in the fourth quarter of 2003.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts typically exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit and total return derivative contracts and derivative hedge contracts (“net security gains and losses”) and certain non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the fourth quarter 2004, net security gains and losses had the effect of increasing net income by $10.7 million, $0.09 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $7.2 million, or $0.07 per diluted share for the fourth quarter 2004. Table I, below, provides fourth quarter and full year comparisons for 2004 and 2003.

Ambac Fourth Quarter 2004 Earnings/ 2

Table I

	Fourth Quarter			Full Year
	2004	2003	% Change	2004	2003	% Change
Net income per diluted share	$1.69	$1.44	+17%	$6.53	$5.66	+15%
Effect of net security (gains)/losses	$(0.09)	$(0.05)	n.a.	$(0.26)	$(0.26)	n.a.
Non-recurring items(1)	$0.00	$0.08	n.a.	$0.01	$0.12	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(2)	$1.60	$1.47	+9%	$6.28	$5.52	+14%
Effect of accelerated earnings	$(0.07)	$(0.15)	n.a.	$(0.41)	$(0.43)	n.a.

Total excluding items	$1.53	$1.32	+16%	$5.87	$5.09	+15%

(1)	Fourth quarter 2003 amount represents discontinued operations of Cadre Financial Services, Inc. Full year 2003 also includes the write off of previously deferred issuance expenses related to redeemed debentures. Full year 2004 amount represents additional charges related to Cadre.
(2)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

•	Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “I am very pleased with the overall results and the level of business produced during the quarter and the full year, especially in light of the challenging credit spread and competitive environment. Looking forward, we believe that the combination of market/product expansion with the creativity and execution capability that Ambac brings to those markets, produces a strong outlook for 2005 and beyond.”

Revenues

Highlights

•	Credit enhancement production(1) in the fourth quarter of 2004 was $344.2 million, down 20% from the strong production of the fourth quarter of 2003 which came in at $428.9 million. Growth in international production was offset by declines in production in U.S. public and structured finance.

Table II, below, provides fourth quarter and full year comparisons of credit enhancement production, by market sector, for 2004 and 2003.

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Ambac Fourth Quarter 2004 Earnings/ 3

Table II

Credit Enhancement Production

$-millions	Fourth Quarter			Full Year
	2004	2003	% Change	2004	2003	% Change
Public Finance	$101.5	$197.7	- 49%	$542.0	$650.9	- 17%
Structured Finance	88.5	109.0	- 19%	378.8	473.1	- 20%
International	154.2	122.2	+ 26%	367.0	364.9	+ 1%

Total	$344.2	$428.9	- 20%	$1,287.8	$1,488.9	- 14%

•	While overall municipal market issuance, as reported by third party sources, was slightly lower in the fourth quarter of 2004 compared to the comparable prior period, the primary reasons that our U.S. public finance production was lower, quarter on quarter, were the mix of the issuance and increased competition. During the current quarter, fewer of the large structured municipal real estate and project finance transactions that Ambac targets came to market. Additionally, while spreads in the municipal sector generally remain wide relative to historical levels, competition amongst financial guarantors in certain municipal sectors has intensified and pricing has weakened. U.S. structured finance continues to transact business in a wide spectrum of asset classes. During the quarter, strong writings in consumer asset-backed securities transactions were more than offset by the decline in pooled debt obligation and commercial asset-backed transactions. International finance writings were higher than the comparable prior period driven primarily by a large whole-business securitization and strong European infrastructure activity.

•	Credit enhancement production for the full year of 2004 of $1,287.8 million was 14% lower than credit enhancement production of $1,488.9 million in 2003.

•	Net premiums written in the fourth quarter of 2004 of $213.2 million were 8% lower than net premiums written of $232.9 million in the same period of 2003, primarily due to the decline in business written in public finance during the quarter. Gross premiums written in the fourth quarter of 2004 and 2003 were reduced by $34.4 million and $47.2 million, respectively, in ceded premiums. Ceded premiums as a percentage of gross premiums written were 14% and 17% for the fourth quarter of 2004 and 2003, respectively.

Net premiums written for the full year of 2004 of $976.9 million were 3% lower than net premiums written of $1,005.6 million in the same period of 2003. Gross premiums written for the full year of 2004 and 2003 were reduced by $70.9 million and $138.1 million, respectively, in ceded premiums. Ceded premiums written in the second quarter of 2004 included the collection of $64.8 million in return premiums from the cancellation of certain reinsurance contracts, as discussed in that quarter. Excluding the return premiums recorded in 2004, ceded premiums for the full year of 2004 decreased by 2% to $135.7 million.

A breakdown of gross premiums written by market sector and ceded premiums are included below in Table III.

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Ambac Fourth Quarter 2004 Earnings/ 4

Table III

Gross Premiums Written

$-millions	Fourth Quarter			Full Year
	2004	2003	% Change	2004	2003	% Change
Public Finance	$105.7	$153.8	- 31%	$537.6	$592.7	- 9%
Structured Finance	70.6	75.0	- 6%	281.7	320.6	- 12%
International	71.3	51.3	+ 39%	228.5	230.4	- 1%

Total Gross Premiums Written	247.6	280.1	- 12%	1,047.8	1,143.7	- 8%
Ceded Premiums Written	(34.4)	(47.2)	- 27%	(70.9)	(138.1)	- 49%

Net Premiums Written	$213.2	$232.9	- 8%	$976.9	$1,005.6	- 3%

•	Net premiums earned and other credit enhancement fees for the fourth quarter of 2004 were $190.4 million, which represented a 2% increase from the $186.3 million earned in the fourth quarter of 2003. Net premiums earned increased for all market segments.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $12.7 million in the fourth quarter of 2004 (which had a net income per diluted share effect of $0.07), down 55% from $28.2 million ($0.15 per diluted share) in accelerated premiums in the fourth quarter of 2003. The declining interest rate environment present in 2003 prompted the relatively high level of accelerated premiums. As interest rates have risen in 2004, the level of accelerated premiums has declined.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Fourth Quarter			Full Year
	2004	2003	% Change	2004	2003	% Change
Public Finance	$54.1	$47.5	+ 14%	$207.4	$176.5	+ 18%
Structured Finance	70.0	65.2	+ 7%	273.3	240.9	+ 13%
International	53.6	45.4	+ 18%	201.4	167.7	+ 20%

Total Normal Premiums/Fees	177.7	158.1	+ 12%	682.1	585.1	+ 17%
Accelerated Premiums	12.7	28.2	- 55%	81.9	82.2	0%

Total	$190.4	$186.3	+ 2%	$764.0	$667.3	+ 14%

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Ambac Fourth Quarter 2004 Earnings/ 5

Public finance exhibited a healthy growth trend as its earned premium, before accelerations, grew 14%. Ambac’s focus on higher value-added structured municipal transactions, combined with diligent management of risk limit capacity has resulted in improved returns and strong earned premiums growth in public finance, our most mature segment.

Structured finance earned premiums and other credit enhancement fees grew 7%. The rate of growth in structured finance has been adversely impacted by mortgage-backed and home equity securitizations. This asset class had experienced significant growth in recent years fueled by heavy issuance and strong demand for insurance, making year-to-year comparisons more difficult. Although writings in the segment recently have been strong, the accelerated prepayments in this book of business combined with increased competition from both other financial guarantors and the market in the form of senior/subordination structures, have led to lower growth in this asset class.

International earned premiums and other credit enhancement fees grew 18%. The rate of growth remains strong, however it is lower than the prior year. The decline is driven primarily by reduced pooled debt obligations business. New business generation in this asset class has slowed significantly as credit spreads have narrowed to the point where returns are generally not attractive. Pooled debt obligations had been one of our fastest growing asset classes in the international segment in recent years, making year-to-year comparisons more difficult.

Mortgage-backed and home equity securitizations and pooled debt obligations exposures have relatively short average lives. Accordingly, the earnings from these types of exposures are recognized over their short lives and bring some volatility to the earned premium growth rate. A significant portion of the recent premium writings in public finance and for certain bond types within structured finance and international are for longer-term transactions. While the earned premium impact from such long-term writings is not as immediate as the mortgage-backed or pooled debt obligations, they do contribute to stability in Ambac’s earned premium stream over the long term.

Net premiums earned and other credit enhancement fees for the full year of 2004 were $764.0 million, which represented a 14% increase from the $667.3 million earned in the full year of 2003. Accelerated premiums were $81.9 million for the full year of 2004 (which had a net income per diluted share effect of $0.41), almost flat compared with $82.2 million ($0.43 per diluted share) in accelerated premiums in 2003. Accelerated premiums in 2004 include the impact of the reinsurance cancellations ($7.0 million, or $0.04 per diluted share), as discussed in the second quarter.

•	Net investment income for the fourth quarter of 2004 was $91.8 million, representing an increase of 10% from $83.7 million in the comparable period of 2003. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and fees and the $125 million capital contribution from Ambac Financial Group, Inc. to Ambac Assurance in December 2003.

Net investment income for the full year of 2004 was $358.9 million, representing an increase of 12% from $321.1 million in 2003, primarily as a result of the reasons provided above.

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Ambac Fourth Quarter 2004 Earnings/ 6

•	Financial services, which is composed of gross interest income less gross interest expense from investment and payment agreements plus revenue from derivative products and excludes net realized investment gains and losses and unrealized gains and losses on total return swaps and derivative hedge contracts, were $14.6 million in the fourth quarter of 2004, compared to $9.5 million for the fourth quarter of 2003. Net investment and payment agreement revenues increased approximately $5.0 million from the prior period on improved interest spreads. The recent increase in short-term interest rates and stabilization of longer-term interest rates has improved the net interest margin of the investment agreement business. Declining interest rates adversely impacted net interest rate spreads in the prior period. Derivative products, excluding unrealized net gains from total return swaps, were flat from the prior period.

•	Financial services were $56.3 million in the full year of 2004, compared to $33.4 million of revenues in the full year of 2003. Net investment and payment agreement revenues increased $14.2 million from the prior period on improved interest spreads. Derivative products, excluding unrealized net gains from total return swaps, increased $8.7 million from the prior period. The increase was due primarily to increased swap activity and net positive mark-to-market adjustments in the current year compared to net negative mark-to-market adjustments recorded in the prior period.

Expenses

Highlights

•	Financial guarantee expenses of $43.2 million for the fourth quarter of 2004 increased by 3% over the $41.9 million of expenses for the same quarter of 2003 primarily due to higher compensation expense as we continue to expand our resources to meet global demand for our product. The loss provision of $16.9 million for the fourth quarter of 2004 was relatively flat compared to $16.8 million recorded in the fourth quarter of 2003.

Financial guarantee expenses of $179.3 million for the full year of 2004 increased by 23% over the $145.4 million of expenses for the same period of 2003 primarily due to additions to the loss provision, higher compensation expense and the impact on net reinsurance commissions in connection with the cancellation of reinsurance in the second quarter. The loss provision increased from $53.4 million in 2003, to $69.6 million in 2004, reflecting adverse credit migration on certain exposures in the financial guarantee portfolio during the period.

•	Financial services other expenses, which represent the operating expenses for the segment, amounted to $4.2 million for the fourth quarter of 2004, up 31% from $3.2 million for the fourth quarter of 2003 primarily due to increased compensation expense.

•	Financial services other expenses for the full year of 2004 of $14.7 million increased by 21% from $12.1 million in expenses for the full year of 2003.

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Ambac Fourth Quarter 2004 Earnings/ 7

Loss Reserve Activity

Net additions to the case basis loss reserve in the fourth quarter of 2004 amounted to $51.5 million. This activity relates primarily to two exposures. During the quarter we established a $40 million case basis reserve for an enhanced equipment trust certificate (“EETC”) exposure. Prior to the fourth quarter, we had reserved approximately $17 million in connection with our Active Credit Reserve for this credit. This EETC exposure represents a securitization of aircraft leases where Ambac wrapped the senior most layer of the transaction. During the fourth quarter the airline leasing the aircraft filed for bankruptcy and defaulted on its lease obligation. Additionally, we increased an existing case basis reserve by $18.5 million for a stressed health care exposure that has defaulted on its debt obligations.

Other Items

•	Total net securities gains/(losses) for the fourth quarter of 2004 were $16.5 million on a pre-tax basis, or $0.09 per diluted share; consisting of net realized gains on investment securities of $7.5 million and net mark-to-market gains on credit and total return derivatives of $11.9 million and net mark-to-market losses on derivative hedge contracts of ($2.9) million. For the fourth quarter of 2003, net securities gains/(losses) were $8.5 million on a pre-tax basis, or $0.05 per diluted share; consisting of net realized gains on investment securities of $0.9 million and net mark-to-market gains on credit and total return derivatives of $7.6 million.

Total net securities gains/(losses) for the full year of 2004 were $45.8 million, or $0.26 per diluted share, consisting of net realized gains on investment securities of $35.1 million, mark-to-market gains on credit and total return derivatives of $27.1 million and net mark-to-market losses on derivative hedge contracts of ($16.4) million. For the full year of 2003 net securities gains/(losses) were $42.1 million, or $0.26 per diluted share, consisting of net realized gains on investment securities of $38.4 million, mark-to-market gains on credit and total return derivatives of $2.9 million and net mark-to-market losses on derivative hedge contracts of $0.8 million.

•	Interest expense for the fourth quarter of 2004 was $13.5 million, flat to the fourth quarter of 2003.

Balance Sheet

Highlights

•	Total assets as of December 31, 2004 were $17.63 billion, up 5% from total assets of $16.75 billion at December 31, 2003. This increase was due primarily to cash generated from business written during the period. As of December 31, 2004, stockholders’ equity was $5.02 billion, an 18% increase from year-end 2003 stockholders’ equity of $4.25 billion. The increase stemmed primarily from net income during the period.

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Ambac Fourth Quarter 2004 Earnings/ 8

Cash Dividend Declared

At its January 2005 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.125 per share of common stock. The dividend is payable on March 2, 2005 to stockholders of record on February 10, 2005.

Annual Meeting of Stockholders

The Board of Directors also set the 2005 Annual Meeting of Stockholders for Tuesday, May 3, 2005, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting will be the close of business, March 7, 2005.

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Fourth Quarter 2004 Earnings/ 9

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Fourth Quarter		Full Year
	2004	2003	2004	2003
Credit enhancement production	$344	$429	$1,288	$1,489
Present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period	(219)	(259)	(713)	(750)

Gross up-front premiums written	$125	$170	$575	$739

Gross installment premiums written on insurance policies	122	110	473	405

Gross premiums written	$247	$280	$1,048	$1,144

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months and Years Ended December 31, 2004 and 2003

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Financial Guarantee:
Gross premiums written	$247,594	$280,149	$1,047,811	$1,143,703
Ceded premiums written	(34,360)	(47,214)	(70,946)	(138,146)

Net premiums written	$213,234	$232,935	$976,865	$1,005,557

Net premiums earned	$178,132	$173,947	$716,659	$620,317
Other credit enhancement fees	12,242	12,339	47,326	46,933

Net premiums earned and other credit enhancement fees	190,374	186,286	763,985	667,250
Net investment income	91,820	83,712	358,908	321,089
Net realized investment gains	7,481	6,433	30,004	40,190
Net mark-to-market (losses) gains on credit derivative contracts	7,846	6,250	17,734	23
Other income (loss)	6,118	1,321	(3,896)	5,026
Financial Services:
Interest from investment and payment agreements	52,258	50,275	198,800	211,974
Derivative products	10,205	7,346	35,775	20,600
Net realized investment gains (losses)	86	(5,769)	5,099	(1,981)
Net mark-to-market (losses) gains on derivative hedge contracts	(3,455)	40	(3,329)	779
Corporate:
Net investment income	502	2,010	1,674	7,026
Net realized investment (losses) gains	(36)	232	(18)	232

Total revenues	363,199	338,136	1,404,736	1,272,208

Expenses:
Financial Guarantee:
Loss and loss expenses	16,900	16,800	69,600	53,400
Underwriting and operating expenses	25,528	25,061	106,827	92,035
Interest expense on variable interest entity floating rate notes	806	—	2,908	—
Financial Services:
Interest from investment and payment agreements	43,837	46,836	168,943	196,318
Other expenses	4,246	3,239	14,671	12,103
Interest	13,514	13,460	54,322	54,201
Corporate	3,215	2,124	10,683	14,562

Total expenses	108,046	107,520	427,954	422,619

Income before income taxes	255,153	230,616	976,782	849,589
Provision for income taxes	66,382	63,417	250,942	221,490

Income from continuing operations	188,771	167,199	725,840	628,099

Discontinued operations:
Loss from discontinued operations	—	(5,747)	(1,349)	(6,976)
Income tax expense (benefit)	—	2,700	(60)	2,208

Net loss from discontinued operations	—	(8,447)	(1,289)	(9,184)

Net income	$188,771	$158,752	$724,551	$618,915

Earnings per share:
Income from continuing operations	$1.72	$1.56	$6.62	$5.90

Discontinued operations	$0.00	$(0.08)	$(0.01)	$(0.09)

Net income	$1.72	$1.48	$6.61	$5.81

Earnings per diluted share:
Income from continuing operations	$1.69	$1.52	$6.54	$5.74

Discontinued operations	$0.00	$(0.08)	$(0.01)	$(0.08)

Net income	$1.69	$1.44	$6.53	$5.66

Weighted average number of common shares outstanding:

Basic	110,022,089	106,955,608	109,602,601	106,553,103

Diluted	111,459,460	110,104,339	110,898,854	109,409,776

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and December 31, 2003

(Dollars in Thousands Except Share Data)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $13,198,868 in 2004 and $12,592,398 in 2003)	$13,674,611	$13,049,219
Fixed income securities pledged as collateral, at fair value (amortized cost of $345,195 in 2004 and $662,046 in 2003)	341,742	661,422
Short-term investments, at cost (approximates fair value)	521,226	250,382
Other, at fair value (cost of $3,731 in 2004 and $4,528 in 2003)	4,234	4,417

Total investments	14,541,813	13,965,440

Cash	19,511	24,539
Securities purchased under agreements to resell	353,000	54,015
Receivable for securities sold	1,319	4,425
Investment income due and accrued	160,438	159,680
Reinsurance recoverable on paid and unpaid losses	16,765	3,030
Prepaid reinsurance	297,330	325,461
Deferred acquisition costs	184,766	175,296
Loans	678,406	837,981
Derivative product assets	1,297,972	1,146,408
Other assets	77,523	51,039

Total assets	$17,628,843	$16,747,314

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,778,893	$2,545,490
Loss and loss expense reserves	254,055	189,414
Ceded reinsurance balances payable	18,248	15,383
Obligations under investment and payment agreements	6,813,914	6,545,759
Obligations under investment repurchase agreements	266,806	530,644
Securities sold under agreement to repurchase	—	225,500
Variable interest entity floating rate notes	119,504	189,151
Deferred income taxes	217,373	171,058
Current income taxes	16,406	43,176
Debentures	791,839	791,775
Accrued interest payable	69,094	74,235
Derivative product liabilities	1,048,619	946,178
Other liabilities	209,629	222,163
Payable for securities purchased	6	2,830

Total liabilities	12,604,386	12,492,756

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,089	1,073
Additional paid-in capital	694,465	606,468
Accumulated other comprehensive income	296,814	266,919
Retained earnings	4,032,089	3,380,098
Common stock held in treasury at cost	—	—

Total stockholders’ equity	5,024,457	4,254,558

Total liabilities and stockholders’ equity	$17,628,843	$16,747,314

Number of shares outstanding (net of treasury shares)	108,915,944	107,144,148

Book value per share	$46.13	$39.71

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

December 31, 2004 and December 31, 2003

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of December 31, 2004 and December 31, 2003, respectively, on the basis of accounting principles generally accepted in the United States of America.

	December 31, 2004	December 31, 2003
	(unaudited)
Unearned premiums	$2,783	$2,553
Variable interest entity floating rate notes	120	189
Notes payable to affiliate	—	84
Other liabilities	2,189	2,008

Total liabilities	5,092	4,834

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,233	1,144
Accumulated other comprehensive income	238	243
Retained earnings	4,094	3,430

Total stockholder’s equity	5,647	4,899

Total liabilities and stockholder’s equity	$10,739	$9,733